Exhibit 99.1

NEWS RELEASE

Rob McEwen Increases Ownership

in US Gold to 21.5%

(All amounts in Canadian Dollars)

Denver, Colorado — December 4th, 2007 — US Gold Corporation (AMEX:UXG - TSX: UXG - Frankfurt: US8) is pleased to announce that Rob McEwen, Chairman and CEO, has increased his beneficial ownership in the Company to 21.5% (20,687,427 shares) from 19.8% (18,635,348 shares) through the exercise of Warrants of US Gold Canadian Acquisition Corporation. This additional investment in US Gold totals $3,903,107.

The Company wishes to state that the recent senior management changes are part of a deliberate plan to tighten the focus and improve the product of our exploration efforts. The duties of the former president have been assumed by Rob McEwen and other members of management. Also, Bill Pass, Vice-President and Chief Financial Officer, has notified the Company that after 20 years of loyal service to US Gold that he will retiring as of March 31, 2008. The Company wishes to thank Bill for all his hard work and dedication.

The Warrants were issued in 2005 by two companies by way of private placement. Subsequently, these companies were acquired earlier this year by US Gold (Nevada Pacific Gold and Tone Resources). After giving effect to share exchange ratios for these two companies the average exercise price of the Warrants was $1.90 per share and were exercised into shares of US Gold Canadian Acquisition Corporation which are exchangeable at any time on a one for one basis into common shares of US Gold Corporation.  The shares were issued from the treasury of US Gold Canadian Acquisition Corporation.

ABOUT US GOLD

US Gold Corporation is a United States based gold exploration company aggressively exploring in Nevada. The Company has a large land position, a strong treasury and an experienced exploration team. US Gold’s shares trade on the American and Toronto Stock Exchanges under the symbol UXG.

For further information, please contact:

William F. Pass Vice President and Chief Financial Officer Tel: (303) 238-1438 Fax: (303) 238-1724 bill@usgold.com 165 So. Union Blvd., Suite 565 Lakewood, CO. USA 80228	Ian J. Ball Tel: (416) 346-4680 Fax: (647) 258-0408 info@usgold.com 99 George Street, 3rd Floor Toronto, ON M5A 2N4